UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2007

US Oncology Holdings, Inc.

US Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-126922	20-0873619
Delaware	0-26190	84-1213501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

(Address of principal executive offices including zip code)

(832) 601-8766

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 13, 2007, US Oncology Holdings, Inc. (“Holdings”) issued $425.0 million aggregate principal amount of Senior Unsecured Floating Rate Toggle Notes due 2012 (the “Notes”) in a private offering to institutional investors exempt from registration under the Securities Act of 1933. The gross proceeds from this private offering, together with a dividend from its wholly-owned subsidiary US Oncology, Inc. (“US Oncology”), were used to pay a dividend on the common and preferred stock of Holdings, to redeem $250.0 million aggregate principal amount of Holdings’ existing Senior Unsecured Floating Rate Notes due 2015 and the accrued and unpaid interest thereon, and to pay other related fees and expenses. Holdings may elect to pay interest on the Notes entirely in cash, by entirely increasing the principal amount of the Notes, or by paying 50% in cash and 50% by increasing the principal amount of the Notes. Cash interest will accrue on the Notes at a rate per annum equal to LIBOR plus the applicable spread. PIK interest will accrue on the Notes at a rate per annum equal to the cash interest rate plus 0.75%. LIBOR will be reset semiannually. The applicable spread will be 4.50% from (and including) the issue date to (but excluding) March 15, 2009, increasing by 0.50% from (and including) March 15, 2009 to (but excluding) March 15, 2010, and increasing by another 0.50% thereafter. The Notes will mature on March 15, 2012.

Holdings may redeem some or all of the Notes prior to September 15, 2007 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. Holdings may redeem all or any of the Notes on or after September 15, 2007 and prior to September 15, 2008 at 100% of the principal amount of the Notes plus accrued and unpaid interest. Holdings may redeem all or any of the Notes on or after September 15, 2008 and prior to September 15, 2009 at 102% of the principal amount of the Notes plus accrued and unpaid interest. Holdings may redeem all or any of the Notes on or after September 15, 2009 and prior to September 15, 2010 at 101% of the principal amount of the Notes plus accrued and unpaid interest. At any time on or after September 15, 2010, Holdings may redeem all or any of the Notes at 100% of the principal amount of the Notes plus accrued and unpaid interest.

Holdings issued the Notes pursuant to an Indenture dated March 13, 2007 between Holdings and LaSalle Bank National Association, as Trustee. Among other provisions, the Indenture contains certain covenants that limits the ability of Holdings and certain restricted subsidiaries, including US Oncology, to 1) incur additional debt, 2) pay dividends on, redeem or repurchase capital stock, 3) issue capital stock of restricted subsidiaries, 4) make certain investments, 5) enter into certain types of transactions with affiliates, 6) engage in unrelated businesses, 7) create liens securing the debt of Holdings and 8) sell certain assets or merge with or into other companies. A copy of the Indenture is attached hereto as Exhibit 4.2.

Also in connection with the issuance of the Notes, Holdings and Citigroup Global Markets Inc. entered into a Purchase Agreement providing for the initial sale of the Notes and a Registration Rights Agreement with respect to registration rights for the benefit of the holders of the Notes. In addition, Holdings, US Oncology, the Subsidiary Loan Parties (as defined in the Credit Agreement (defined below)), the lenders, and JPMorgan Chase Bank, N.A., as administrative agent, entered into Amendment No. 5 to the Credit Agreement dated August 20, 2004, as amended, among US Oncology, Holdings, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the lenders from time to time party thereto, Wachovia Bank, National Association, as syndication agent, and Citicorp North America, Inc., as documentation agent (the “Credit Agreement”), to, among other things, permit the issuance of the Notes. Copies of the Purchase Agreement, Registration Rights Agreement, and Amendment No. 5 to the Credit Agreement are attached as Exhibits 10.1, 4.3, and 10.2, respectively.

The descriptions of the foregoing documents set forth herein do not purport to be complete and are qualified in their entirety by the provisions of such documents attached hereto.

Item 1.02	Termination of a Material Definitive Agreement

In connection with the issuance of the Notes, on March 13, 2007, Holdings deposited funds with LaSalle Bank National Association sufficient to redeem $250.0 million aggregate principal amount of Holdings’ existing Senior Unsecured Floating Rate Notes due 2015 and the accrued and unpaid interest thereon through the date of redemption. The notes will be redeemed on April 12, 2007 at 102% of the principal amount of the notes plus accrued and unpaid interest. The Indenture, dated March 29, 2005, between Holdings and LaSalle Bank National Association, by which the Senior Unsecured Floating Rate Notes due 2015 were issued, was terminated on March 13, 2007. A copy of the March 29, 2005 Indenture, including the form of note, has been filed as Exhibit 4.1 to the Registration Statement on Form S-4, filed on July 27, 2005.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 8.01	Other Events

On March 13, 2007, US Oncology Holdings, Inc. issued a press release announcing the issuance of the Notes. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
Exhibit 4.1	Form of Global Note

Exhibit 4.2	Indenture, dated March 13, 2007

Exhibit 4.3	Registration Rights Agreement, dated March 1, 2007

Exhibit 10.1	Purchase Agreement, dated March 1, 2007

Exhibit 10.2	Amendment No. 5 to the Credit Agreement, dated March 1, 2007

Exhibit 99.1	US Oncology Holdings, Inc.’s Press Release, dated March 13, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2007	By:	/s/ PHILLIP H. WATTS
Phillip H. Watts
Vice President and General Counsel